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                                                                      Exhibit 12


                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                  (In millions)



                                                              Nine Months
                                                           Ended September 30,
                                                           -------------------
                                                           2000           1999
                                                          ------         ------
Earnings:
Income from continuing operations before taxes            $106.8         $ 11.7
Add (deduct):
   Equity in income of non-consolidated affiliates          (1.1)             -

   Amortization of capitalized interest                      0.2            0.3

   Capitalized interest                                     (0.4)             -

   Fixed charges as described below                         20.4           20.1
                                                          ------         ------
         Total                                            $125.9         $ 32.1
                                                          ======         ======


Fixed Charges:
   Interest expensed and capitalized                      $ 12.2         $ 12.1

   Estimated interest factor in rent expense                 8.2            8.0
                                                          ------         ------
         Total                                            $ 20.4         $ 20.1
                                                          ======         ======


Ratio of earnings to fixed charges                           6.2            1.6
                                                          ======         ======